Exhibit 10.14

October 11, 2006

Mr. Robert B. Sari, Esq.

Executive Vice President, General Counsel
and Secretary

Rite Aid Corporation

30 Hunter Lane

Camp Hill, PA 17011

Dear Robert:

As you know, pursuant to the terms of my current employment agreement (with any amendments thereto, the “Agreement”), a Change in Control of the Company (within the meaning of my employment agreement) will occur upon the closing under the stock purchase agreement (the “Purchase Agreement”) with The Jean Coutu Group (PJC) Inc. If I then (or within 6 months of closing) terminated my Agreement, I would be entitled to a number of benefits, including a cash payment of three times my current compensation and annual target bonus. Neither I nor the Company believe it advantageous for this to occur. Accordingly, I have agreed to and do hereby waive my right to terminate (and entitlement to the compensation and benefits under the Agreement) for “Good Reason” as a result of the “Change in Control” of the Company with respect to this current transaction, but not as to any other Change in Control that may occur.

The Agreement shall otherwise continue in effect unchanged and in full force and effect. Please indicate the Company’s acceptance of the foregoing by signing below and returning one copy of this letter to me. The other copy is for your files.

Sincerely,

/s/ Mary F. Sammons
Mary F. Sammons

ACCEPTED AND AGREED TO:

/s/ Robert B. Sari
Robert B. Sari
Authorized Signature for Rite Aid Corporation